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                                                              EXHIBIT 10.12

                                OPTION AGREEMENT

                                 BY AND BETWEEN

                       CMP MEDIA INC. AND KENNETH D. CRON

DL&A

                               NOVEMBER 27, 1996

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                                OPTION AGREEMENT

                               TABLE OF CONTENTS

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ARTICLE I - OPTIONS
    SECTION 1.1    Grant of Options..........................................    2
    SECTION 1.2    Option Price..............................................    2
ARTICLE II - CONFIDENTIALITY; NON-COMPETITION
    SECTION 2.1    Protection of Company's Business Interests................    3
    SECTION 2.2    Non-Disclosure and Non-Use of Confidential Information....    3
    SECTION 2.3    Protection from Unfair Competition........................    4
    SECTION 2.4    Prior Notice; Opportunity to Cure.........................    7
    SECTION 2.5    Other Covenants...........................................    9
    SECTION 2.6    Confidentiality of Agreement..............................    10
    SECTION 2.7    Relief for Breach.........................................    10
    SECTION 2.8    Separate Covenants........................................    10
ARTICLE III - VESTING OF OPTIONS
    SECTION 3.1    Vesting on December 31, 2005..............................    11
    SECTION 3.2    Acceleration of Vesting: First Series.....................    11
    SECTION 3.3    Acceleration of Vesting: Second Series....................    12
    SECTION 3.4    Acceleration of Vesting: Third Series.....................    12
    SECTION 3.5    Acceleration of Vesting: Fourth Series....................    13
    SECTION 3.6    Acceleration of Vesting: Fifth Series.....................    14
    SECTION 3.7    Satisfaction of Conditions................................    15
ARTICLE IV - EXERCISE OF OPTIONS
    SECTION 4.1    Exercise of Options.......................................    16
    SECTION 4.2    Withholding Taxes.........................................    17
    SECTION 4.3    Determination of Fair Market Value........................    18
    SECTION 4.4    Non-Transferability of Options............................    19
    SECTION 4.5    Ken's Representative......................................    19
ARTICLE V - EXPIRATION OF OPTIONS
    SECTION 5.1    Expiration of Options.....................................    20
    SECTION 5.2    Expiration upon Death, Permanent Disability, Dismissal
                   Without Cause or Resignation For Good Reason..............    20
    SECTION 5.3    Expiration upon Voluntary Resignation, Dismissal
                   For Cause or Competition..................................    21
    SECTION 5.4    Change in Control.........................................    22

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ARTICLE VI - TRANSFERABILITY OF SHARES AT TIME WHEN COMPANY IS
    PRIVATELY HELD AND THERE IS NO PUBLIC MARKET
    SECTION 6.1    General Restriction on Transfer...........................   23
    SECTION 6.2    Sale to Satisfy Income Tax Liabilities....................   24
    SECTION 6.3    Sale After December 31, 2005..............................   24
    SECTION 6.4    Sale After Death or Permanent Disability..................   25
    SECTION 6.5    Sale After Dismissal Without Cause or Resignation
                   For Good Reason...........................................   26
    SECTION 6.6    Sale After Voluntary Resignation, Dismissal For
                   Good Cause, or Competition................................   27
    SECTION 6.7    Purchase Price of Option Shares...........................   27
            (a)    Price to be Paid for Option shares........................   27
            (b)    Determination of Fair Market Value........................   27
            (c)    Payment of Purchase Price.................................   28
                     (i)   Lump Sum or Installments..........................   28
                     (ii)  Initial Installment...............................   29
                     (iii) Cash Flow Limitations.............................   30
            (d)    Closing of Transaction....................................   31
    SECTION 6.8    Assignment and Delegation by the Company to Class B
                   Stockholders..............................................   31
    SECTION 6.9    Tag-Along Rights -- Drag-Along Rights.....................   32
ARTICLE VII - TRANSFERABILITY OF SHARES AT TIME COMPANY'S SHARES
    ARE PUBLICLY TRADED
    SECTION 7.1    General Restriction on Transfer...........................   33
    SECTION 7.2    Sale to Satisfy Income Tax Liabilities....................   34
    SECTION 7.3    Sale on or before December 31, 2005
            (a)    Minimum Market Capitalization.............................   35
            (b)    Maximum Number of Shares..................................   35
    SECTION 7.4    Sale After December 31, 2005..............................   36
    SECTION 7.5    Sale After Death or Disability............................   36
    SECTION 7.6    Tender, Merger, Consolidation.............................   37
    SECTION 7.7    Compliance with Securities Laws...........................   37
ARTICLE VIII - FUTURE CHANGES IN CAPITAL STRUCTURE AND REDEMPTION OF SHARES
    SECTION 8.1    Changes in Capital Structure..............................   38
    SECTION 8.2    Redemption of Class B Stock...............................   38
ARTICLE IX - PROCEDURE TO BE FOLLOWED IN CASE OF RESIGNATION FOR GOOD
    REASON OR DISMISSAL FOR CAUSE
    SECTION 9.1    Resignation for Good Cause................................   39
    SECTION 9.2    Dismissal For Cause.......................................   40
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ARTICLE X - RESOLUTION OF DISPUTES
    SECTION 10.1    Arbitration.............................................   41
    SECTION 10.2    Equitable Relief........................................   42
ARTICLE XI - REPRESENTATIONS AND WARRANTIES
    SECTION 11.1    Representations of the Company..........................   42
    SECTION 11.2    Representations of Ken..................................   43
ARTICLE XII - DEFINITIONS...................................................   43
ARTICLE XIII - MISCELLANEOUS PROVISIONS
    SECTION 13.1    Legend on Certificates..................................   50
    SECTION 13.2    Permitted Transferees; Representative and
                    Successors in Interest..................................   51
    SECTION 13.3    Further Assurances......................................   52
    SECTION 13.4    S Corporation...........................................   53
    SECTION 13.5    Credit Facilities.......................................   53
    SECTION 13.6    Accelerated Vesting Chart...............................   54
    SECTION 13.7    Entire Agreement; Binding Effect........................   54
    SECTION 13.8    Amendment...............................................   54
    SECTION 13.9    Applicable Law..........................................   55
    SECTION 13.10   Severability............................................   55
    SECTION 13.11   No Waiver...............................................   55
    SECTION 13.12   Notices.................................................   55
    SECTION 13.13   Assignment..............................................   57
    SECTION 13.14   Survival................................................   57
    SECTION 13.15   Gender and Number.......................................   57
    SECTION 13.16   Dates...................................................   57
    SECTION 13.17   Headings................................................   57
    SECTION 13.18   Counterparts............................................   58
SCHEDULE 5.2(B)
    Hypothetical Illustration of Calculation of Options Vesting
    Under Section 5.23(b)....................................................   59
SCHEDULE XI
    Hypothetical Illustration of Calculation of Free Cash Flow...............   60
SCHEDULE 13.6
    Accelerated Vesting Chart................................................   61
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
                                OPTION AGREEMENT

         This Option Agreement, made and entered into as of this 27th day of November, 1996, by and between CMP Media Inc., a Delaware corporation (the "Company"), and Kenneth D. Cron ("Ken").

                              W I T N E S S E T H:

         WHEREAS, Ken is a key senior executive of the Company; and

         WHEREAS, the Company desires to create substantial incentives for Ken to (i) cause the Company to grow continuously and successfully in sales, profits and profitability, (ii) take a long-term view of the Company's future, (iii) help the Company attain its long-term goals, including its diversity goals as set forth in its corporate Principles, and (iv) remain with the Company for the long term; and

         WHEREAS, to create such incentives, the Company desires to provide Ken with the opportunity to purchase shares of the Company's Class A Common Stock, and Ken desires to have the opportunity to purchase shares of such Class A Common Stock;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto hereby covenant and agree, as follows:


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                                    ARTICLE I
                                     OPTIONS

SECTION 1.1.    GRANT OF OPTIONS.

         Subject to the terms and conditions of this Agreement, the Company hereby grants Ken the right to purchase from the Company up to two thousand six-hundred forty (2,640) shares of the Class A Stock (which number of shares equals approximately five percent (5%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof).

SECTION 1.2.    OPTION PRICE.

         The Option Price shall be the fair market value of a share of the Company's Common Stock at the date hereof. Such fair market value shall be calculated by dividing the aggregate fair market value of all the Common Stock, as determined by an independent appraisal conducted by Furman Selz L.L.C., by the total number of shares of the Common Stock issued and outstanding as of the date hereof.


                                   ARTICLE II
                        CONFIDENTIALITY; NON-COMPETITION

         In consideration of the grant of the Options by the Company hereunder, and as a specific inducement to the Company to enter into this Agreement, Ken hereby accepts and agrees to the provisions of this Article II and acknowledges that such provisions are necessary and appropriate for the reasonable protection of the Company's property, investments, business relationships, economic advantages and goodwill.


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SECTION 2.1.    PROTECTION OF COMPANY'S BUSINESS INTERESTS.

         As a Key Senior Executive, Ken has been intimately involved in the management of all aspects of the business of the Company and its Affiliates and has been a major strategist in planning and implementing its business expansion. In the course of his long employment with the Company, Ken has developed special skills, knowledge and abilities in the publishing field which are of a uniquely personal nature. He has also acquired detailed knowledge of the internal operations of the Company and its Affiliates and highly confidential information concerning the national and international business of the Company and its Affiliates. In addition, he has been afforded the opportunity to develop special relationships of confidence and trust with the customers, suppliers, consultants, employees, officers, directors and stockholders of the Company and its Affiliates. Because of his continuing responsibilities with the Company and its Affiliates, including his involvement in strategic planning and the evaluation of proposed investments, it is expected that Ken will continue to be entrusted with confidential information and will continue to have the opportunity to develop such special relationships. The parties acknowledge and agree that the Company would be unfairly and irreparably damaged if Ken were to take any of such skills, knowledge, information or relationships, which he has acquired and developed during the course of his employment with the Company, and use them to the detriment of the Company and its Affiliates.

SECTION 2.2.    NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION.

         (a) Ken represents, warrants, covenants and agrees that, without the Company's express or implied consent while employed or, after termination, without the prior written


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consent of the Company's chief executive officer or the Board of Directors, he will not willfully or knowingly at any time directly or indirectly disclose, communicate or divulge, or use for the benefit of himself or of any third party, any of the business or trade secrets or other confidential information of the CMP Group including, solely by way of illustration but not of limitation, their business strategies, business plans, budgets, pricing, selling techniques, marketing techniques, operating systems, financial systems, financial data, procedures, manuals, confidential reports, personnel records, potential acquisitions, potential business expansions, credit and financial data of their suppliers and of their present and prospective customers, data about competitors, new product-development initiatives, custom research and new product or service concepts and marketing strategy.

         (b) Any and all materials of or concerning the CMP Group or their business or affairs, including without limitation files, memoranda, notes, correspondence, lists, records, video reproductions, computer tapes and disks, design and other documents, and data storage and retrieval materials (and all copies, compilations and summaries thereof), and any and all property of the CMP Group, including without limitation equipment, software, keys, business cards and credit cards, that are in Ken's custody or control shall be delivered to the Company at the time Ken's employment with the Company terminates for any reason. Ken shall not destroy any such materials or property, shall not retain any copies thereof and shall certify in writing to the Company upon request that all such materials and property have been delivered to the Company.

SECTION 2.3.    PROTECTION FROM UNFAIR COMPETITION.

         (a) For as long as Ken is employed by the CMP Group and for the greater of (i) a period of five (5) years after termination of his employment or (ii) as long as Ken or any Permitted Transferee owns any Option Shares, Ken shall not engage in competition with the CMP Group. For the purposes of this Agreement, Ken shall be deemed to


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engage in competition with the CMP Group if Ken does any of the following, whether or not in exchange for consideration, without the Company's express or implied consent while employed or without the Company's prior written consent after termination:

                  (A) On his own behalf or on behalf of any other person or entity, (1) participates or is involved in or has direct responsibility for the day-to-day management or operation of a Directly Competitive Business, an Indirectly Competitive Business or any material function thereof (E.G., advertising, circulation, production and the like); (2) owns, in whole or in part, beneficially or of record, directly or indirectly, an equity interest (or an interest convertible into equity) in a Directly Competitive Business or a Direct Competitor; (3) renders services as a director, officer, employee, consultant, advisor, agent or independent sales representative to a Direct Competitor; or (4) renders services as a director, officer, employee, consultant, advisor, agent or independent sales representative to an Indirect Competitor unless Ken has no responsibility for or participation or involvement in any Indirectly Competitive Business of such Indirect Competitor, provided, however, that Ken may have supervisory, advisory, consulting or sales-representative responsibility over an Indirectly Competitive Business if the revenue of all Indirectly Competitive Businesses of such Indirect Competitor over which Ken has such responsibility represents no more than fifteen percent (15%) of the total revenue over which Ken has such responsibility.

                  (B) Solicits the service of any employee of the CMP Group for Ken's own benefit or for the benefit of any person or entity other than the CMP Group, or induces or helps to induce any such employee to leave employment with the CMP Group.

                  (C) Assists, induces or helps any employee or former employee of the CMP Group or any other person or entity to engage in competition with the CMP Group


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or any of its business activities, provided that the giving of a favorable reference by Ken on behalf of such former employee shall not be prohibited by this clause (C).

                  (D) Employs or causes any person or entity other than the CMP Group to employ any former employee of the CMP Group within one (1) year after the resignation of such former employee from the CMP Group.

                  (E) Willfully induces or attempts to induce any customer, supplier or contractor of the Company to terminate any agreement or arrangement with the Company, or willfully induces or attempts to induce any customer, supplier or contractor, or any potential customer, supplier or contractor, of the Company not to enter into any agreement or arrangement with the Company.

                  (F) Communicates publicly (other than pursuant to subpoena in a legal proceeding) or to the press, or writes or produces for publication in any medium, on the subject of, or with express or implied reference to, the CMP Group or any of their former, current or future stockholders, directors, officers or employees in their capacities as such. For the purpose hereof, "implied reference" shall mean a reference that does not expressly name the CMP Group or any of their former, current or future stockholders, directors, officers or employees but that nevertheless would be understood by the average reader or audience-member to refer thereto. It shall not be deemed a violation of this clause (F) if, after the termination of his employment with the Company, Ken responds to inquiries from the public or the press solely by stating, in form or substance, "I do not discuss any matters relating to CMP; please address your inquiries directly to the company" or Ken communicates the fact that he was formerly employed by the Company and identifies the positions he held and the dates thereof.

         (b) Notwithstanding the provisions of paragraph (a) of this Section 2.3, Ken shall not be deemed to be engaged in competition with the CMP Group solely by reason of Ken's ownership of (i) an equity interest of less than one-half of one percent (0.5%) in


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the securities of a Direct Competitor or Indirect Competitor listed for trading on a national securities exchange or quoted in the National Market List of NASDAQ or (ii) an interest in a mutual or other investment fund which owns an interest in a Direct Competitor or Indirect Competitor, provided that Ken has no influence or control over the selection of such fund's investment decisions.

SECTION 2.4.    PRIOR NOTICE; OPPORTUNITY TO CURE.

         (a) Ken shall give the Company written notice at least twenty (20) Business Days before entering into any relationship or transaction, or engaging in any activity, or taking or omitting to take any action, which might reasonably be deemed a breach of any provision of Section 2.2 or Section 2.3, such notice to include full and complete particulars as to the proposed relationship, transaction, activity, action or omission, the services or duties contemplated and such other facts and circumstances as are reasonably necessary for the Company to make an informed decision. The Company shall advise Ken in writing, within ten (10) Business Days after such notice is given, of the Board of Directors' determination as to whether such relationship, transaction, activity, action or omission would materially breach any of the provisions of
Section 2.2 or Section 2.3. In the event that, for reasons not within his control, Ken gives the Company less than twenty (20) Business Days' prior written notice, the Company will endeavor in good faith to advise Ken of the Board of Directors' determination in less than ten (10) Business Days after such notice is given, provided that the Company's failure to advise Ken in less than ten (10) Business Days shall not be deemed to constitute consent to such relationship, transaction, activity, action or omission and shall not give rise to any liability of the Company to Ken or to any third party.


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         (b) Once the Company has advised Ken in writing that the Board of
Directors has determined that a proposed relationship, transaction, activity, action or omission would not materially breach any of the provisions of Section
2.2 or Section 2.3, and Ken has thereupon entered into such relationship or transaction or has begun to engage in such activity or to take or omit to take such action, the Board of Directors shall have no right to reverse or otherwise modify its determination; provided, however, that if the nature, scope or terms of such relationship, transaction, activity, action or omission are to be modified after such determination is made, then in accordance with paragraph (a) hereof Ken shall give the Company prior written notice of such modification and the Company shall advise him in writing, within ten (10) Business Days after such notice is given, of the Board of Directors' determination as to whether such relationship, transaction, activity, action or omission, as so modified, would materially breach any of the provisions of Section 2.2 or Section 2.3.

         (c) In the event that, without having given the Company prior notice pursuant to paragraphs (a) or (b) hereof, Ken enters into any relationship or transaction or begins to engage in any activity or to take or omit to take any action that the Board of Directors determines is a material breach of any of the provisions of Section 2.2 or Section 2.3, the Company shall give Ken written notice of such determination and, if such breach is continuing, an opportunity to cure such breach before the Company seeks remedy or relief by judicial process or arbitration or exercises its rights under Section 6.6(b) hereof. The opportunity to cure shall be sixty (60) days to the extent such continuing breach consists of holding an ownership interest in a competitive business and fifteen (15) days with respect to any other continuing breach.


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SECTION 2.5.    OTHER COVENANTS.

         (a) For as long as Ken or any Permitted Transferee owns any Option Shares, Ken shall, if requested by the Company, provide information, testimony and assistance in connection with the prosecution or defense of any claims by or against the Company arising out of matters of which he acquired knowledge while an employee of the Company. The Company shall reimburse Ken for all reasonable out-of-pocket expenses he incurs in rendering such assistance.

         (b) For as long as Ken or any Permitted Transferee owns any Option Shares, Ken shall not willfully make any oral or written statement which reflects adversely upon the character, honesty, credit, efficiency or business practices of the CMP Group or its former, current or future stockholders, directors, officers or employees in their capacities as such.

SECTION 2.6.    CONFIDENTIALITY OF AGREEMENT.

         The terms and conditions of this Agreement shall be kept confidential by the parties, and none of the parties shall disclose them to any non-party unless such disclosure is necessitated by (a) legal and/or financial requirements of the Company, in which case the form of such disclosure shall first be mutually agreed upon by the Company and Ken, or (b) any arbitration or other legal proceeding contesting or seeking to enforce any provision or interpretation of this Agreement (including any deposition or testimony that either party provides in connection therewith), regardless of whether such proceeding is initiated by Ken or the Company. Except as provided in the preceding sentence, and without limiting the generality of the foregoing, Ken shall not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to execution of this Agreement or the events (including


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
any negotiations) which led to its execution, and Ken specifically agrees that he shall not disclose information regarding this Agreement to any current or former employees of the Company other than those expressly authorized by the Company to have knowledge hereof. Without limiting the comprehensive confidentiality agreed to, Ken may disclose this Agreement to his attorneys, financial advisors and members of his and his spouse's immediate families, provided he informs them of this confidentiality provision and they agree to abide by it. Ken hereby agrees that any disclosure by him of any of the terms and conditions of this Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement and Ken shall be responsible for damages occasioned thereby, including but not limited to reasonable attorneys' fees incurred by the Company to enforce this Section 2.6.

SECTION 2.7.    RELIEF FOR BREACH.

         Ken acknowledges and agrees that any breach or anticipatory breach by him of any of the provisions of this Article II would cause the Company irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach (and Ken hereby consents to the issuance thereof without bond by any court of competent jurisdiction), in addition to monetary damages in such amount as the evidence may show and such other remedies as may be available at law or in equity.

SECTION 2.8.    SEPARATE COVENANTS.

         Ken understands and agrees that the covenants contained in this Article II constitute a series of separate covenants, one for each applicable state in the United States


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
and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding a court shall hold unenforceable any of the separate covenants included in this Article II, then such unenforceable covenant or covenants shall be deemed limited as necessary or eliminated from the provisions of this Article II for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants of this Article II to be enforced in such proceeding, and to permit such unenforceable covenant or covenants to be enforced as limited.


                                   ARTICLE III
                               VESTING OF OPTIONS

SECTION 3.1.    VESTING ON DECEMBER 31, 2005.

         All Options granted under this Agreement shall vest and become fully exercisable on December 31, 2005, provided only that Ken is a Key Senior Executive on such date.

SECTION 3.2.    ACCELERATION OF VESTING:  FIRST SERIES.

         Notwithstanding the provisions of Section 3.1, if on December 31 of any year from 1997 to and including 2004 (a) Ken is a Key Senior Executive, (b) the Company's annual Pre-Tax Income was not less than five percent (5%) of its Net Sales Revenue for both the year ending on such December 31 and the entire preceding year, and (c) at least one (1) full-time female employee of the Company reporting directly to Ken has held a position of Vice President/Group Publisher, or a comparable or higher level position, for the entire year ending on such December 31, then and in that event Options with respect to one hundred thirty-two (132) Unexercised Shares (which number equals approximately one quarter of one percent (0.25%) of the number of shares of the Company's Common Stock


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issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which all of the three (3) aforementioned conditions (the "Conditions") are satisfied.

SECTION 3.3.    ACCELERATION OF VESTING:  SECOND SERIES.

         (a) Notwithstanding the provisions of Section 3.1, if on December 31 of any year from 1999 to and including 2004 the Conditions are satisfied, then and in that event Options with respect to two hundred sixty-four (264) Unexercised Shares (which number equals approximately one half of one percent (0.5%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which the Conditions are satisfied.

         (b) Notwithstanding the provisions of Section 3.1 and paragraph (a) of this Section 3.3, if on December 31, 1997 or December 31, 1998 the Conditions are satisfied and, in addition, (i) the Net Sales Revenue of the Company for the year then ending exceeds $600 million and (ii) the Company's annual Pre-Tax Income was not less than ten percent (10%) of its Net Sales Revenue for both the year then ending and the entire preceding year, then and in that event Options with respect to fifty percent (50%) of the Unexercised Shares referred to in paragraph (a) of this Section 3.3, or one hundred thirty-two (132) Unexercised Shares, shall accelerate and shall vest and become exercisable as of the first such December 31 on which all the aforementioned conditions are satisfied.

SECTION 3.4.    ACCELERATION OF VESTING: THIRD SERIES.

         (a) Notwithstanding the provisions of Section 3.1, if on December 31 of any year from 2001 to and including 2004 the Conditions are satisfied, then and in that event


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
Options with respect to five hundred twenty-eight (528) Unexercised Shares (which number equals approximately one percent (1.0%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which the Conditions are satisfied.

          (b) Notwithstanding the provisions of Section 3.1 and paragraph (a) of this Section 3.4, if on December 31 of any year from 1997 to and including 2000 the Conditions are satisfied and, in addition, (i) the Net Sales Revenue of the Company for the year then ending exceeds $800 million and (ii) the Company's annual Pre-Tax Income was not less than ten percent (10%) of its Net Sales Revenue for both the year then ending and the entire preceding year, then and in that event Options with respect to fifty percent (50%) of the Unexercised Shares referred to in paragraph (a) of this Section 3.4, or two hundred sixty-four
(264) Unexercised Shares, shall accelerate and shall vest and become exercisable as of the first such December 31 on which all the aforementioned conditions are satisfied.

SECTION 3.5.    ACCELERATION OF VESTING: FOURTH SERIES.

         (a) Notwithstanding the provisions of Section 3.1, if on December 31, 2003 or December 31, 2004 the Conditions are satisfied, then and in that event Options with respect to six hundred sixty (660) Unexercised Shares (which number equals approximately one and one quarter percent (1.25%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which the Conditions are satisfied.


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
         (b) Notwithstanding the provisions of paragraph (a) of this Section 3.5, if on December 31 of any year from 1997 to and including 2002 the Conditions are satisfied and, in addition, (i) the Net Sales Revenue of the Company for the year then ending exceeds $1 billion and (ii) the Company's annual Pre-Tax Income was not less than ten percent (10%) of its Net Sales Revenue for both the year then ending and the entire preceding year, then and in that event Options with respect to forty percent (40%) of the Unexercised Shares referred to in paragraph (a) of this Section 3.5, or two hundred sixty-four
(264) Unexercised Shares, shall accelerate and shall vest and become exercisable as of the first such December 31 on which all the aforementioned conditions are satisfied.

SECTION 3.6.    ACCELERATION OF VESTING:  FIFTH SERIES.

         (a) Notwithstanding the provisions of Section 3.1, if on December 31 of any year from 1997 to and including 2004 the Conditions are satisfied and, in addition, (i) the Net Sales Revenue of the Company for the year then ending exceeds $1.25 billion and (ii) the Company's annual Pre-Tax Income was not less than ten percent (10%) of its Net Sales Revenue for both the year then ending and the entire preceding year, then and in that event Options with respect to two hundred sixty-four (264) Unexercised Shares (which number equals approximately one half of one percent (0.5%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which all the aforementioned conditions are satisfied.

         (b) Notwithstanding the provisions of Section 3.1, if on December 31 of any year from 1997 to and including 2004 the Conditions are satisfied and, in addition, (i) the Net Sales Revenue of the Company for the year then ending exceeds $1.5 billion and (ii) the Company's annual Pre-Tax Income was not less than ten percent (10%) of its Net

Sales Revenue for both the year then ending and the entire preceding year, then and in that event Options with respect to two hundred sixty-four (264) Unexercised Shares (which number equals approximately one half of one percent (0.5%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof) shall vest and become exercisable as of the first such December 31 on which all the aforementioned conditions are satisfied.

SECTION 3.7.    SATISFACTION OF CONDITIONS.

         (a) Notwithstanding anything to the contrary contained in this Article III, in the event that any of the Conditions set forth in Section 3.2, or any of the conditions with respect to Net Sales Revenue or Pre-Tax Income set forth in paragraph (b) of Section 3.3, Section 3.4, Section 3.5 or Section 3.6, is not satisfied on December 31 of any year from 1997 through 2004 by reason of the fact that the Company took or omitted to take an action for the purpose of preventing or delaying the accelerated vesting of Options on such December 31 or by reason of the fact that the Company willfully engaged in one or more transactions for the direct benefit of any of the holders of the Class B Stock or any affiliate thereof, which transaction was not on an arms-length basis, commercially reasonable and in the ordinary course of business or consistent with the Company's past practice, then and in that event such Condition or condition shall nevertheless be deemed satisfied as of such December 31 for all purposes of this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Article III, in the event that the Condition set forth in Section 3.2(a) is not satisfied on December 31 of any year from 1997 through 2004 by reason of the fact that the Company demoted Ken to a position lower than that of a Key Senior Executive at the Company's initiative and without a bona fide business reason to do so, then and in that event such Condition shall nevertheless be deemed satisfied as of such December 31 for all purposes of this

Agreement. As used herein, a "bona fide business reason" shall include but not be limited to material deficiencies in Ken's performance of his duties, and actions or omissions by Ken that would constitute grounds for Dismissal For Cause.

         (c) Notwithstanding anything to the contrary contained in this Article III, in the event that the Condition set forth in Section 3.2(c) is not satisfied on December 31 of any year from 1997 through 2004 by reason of the fact that, during the year ending on such December 31, the Company, over Ken's protest, removed a qualified female from a position of Vice President/Group Publisher reporting directly to Ken or, during the final three (3) months of the preceding year, the Company, over Ken's protest, refused to allow the appointment of a qualified female to such position, then and in that event such Condition shall nevertheless be deemed satisfied as of such December 31 for all purposes of this Agreement. As used herein, a "qualified female" shall mean a female reasonably qualified to perform the duties and discharge the responsibilities of such position based on her abilities, experience and past performance.


                                   ARTICLE IV
                               EXERCISE OF OPTIONS

SECTION 4.1.    EXERCISE OF OPTIONS.

         Ken may exercise a vested Option by giving the Company written notice of exercise specifying the number of Unexercised Shares to be acquired together with payment of the full Option Price for such Unexercised Shares. Ken may exercise fewer than all the Options which are then exercisable, but Ken may not exercise a partial Option for less than a full Unexercised Share. Ken may pay the Option Price for Unexercised Shares to be acquired:

         (a) by delivering to the Company United States dollars in cash or by check, bank draft or wire transfer payable to the order of the Company;

         (b) by transferring and delivering to the Company shares of Class A Stock (to the extent their transfer is not otherwise restricted) having an aggregate Fair Market Value as of the date of exercise equal to the aggregate Option Price to be paid; provided that if Ken originally acquired such shares of Class A Stock pursuant to this Agreement or the Share Purchase Agreement, he may use such shares to pay the Option Price for Unexercised Shares only if he has then owned and been entitled to sell such shares of Class A Stock (subject only to limitations set forth in such Agreements as to the maximum aggregate number of such shares saleable in any single calendar year and to pre-conditions to sale set forth in such Agreements as to the market capitalization of the Company) for at least six (6) months; or

         (c)  by any combination of the above methods of payment.

Upon receipt of payment for such Unexercised Shares, the Company shall duly issue such Unexercised Shares to Ken (whereupon such Unexercised Shares shall become Option Shares), and the Company shall deliver to Ken stock certificates representing such Option Shares and bearing the legends contemplated in Section 13.1.

SECTION 4.2.    WITHHOLDING TAXES.

         The Company may, in its discretion, require Ken to pay to the Company upon the exercise of any Option the amount that the Company reasonably deems to be the minimum amount of tax that the Company is required by federal, state or local statute to withhold (including FICA) in connection with such exercise, using the method of calculating tax withholdings that results in the least amount withheld. Ken may pay the amount of his withholding tax liability by using any of the methods set forth in
Section 4.1. In addition, he may pay up to the minimum amount of such required tax withholdings (but no more than such minimum amount):

         (a) by transferring and delivering to the Company shares of Class A Stock (to the extent their transfer is not otherwise restricted) having an aggregate Fair Market Value as of the date of exercise equal to the amount of such minimum required tax withholdings, regardless of how long Ken has then owned or been entitled to sell such shares of Class A Stock or how he acquired such shares of Class A Stock;

         (b) with the prior approval of the Board of Directors, by authorizing the Company in writing to deduct and retain, from the Unexercised Shares otherwise to be issued to Ken, Unexercised Shares having an aggregate Fair Market Value as of the date of exercise equal to such minimum amount of required tax withholdings; or

         (c) by any combination of the above methods of payment.

SECTION 4.3.    DETERMINATION OF FAIR MARKET VALUE.

         In the event that, at a time when the Company is privately held and there is no public market for the Class A Stock, Ken elects to pay the Option Price for any Unexercised Shares or to pay his withholding tax liability thereon by transferring and delivering shares of Class A Stock to the Company, or to pay such withholding tax liability by authorizing the Company to deduct and retain Unexercised Shares, he shall so advise the Company in his notice of exercise and the parties shall promptly determine the Fair Market Value of such shares of Class A Stock pursuant to the procedure set forth in Section 6.7(b).

SECTION 4.4.    NON-TRANSFERABILITY OF OPTIONS.

         Each vested Option shall be exercisable only by Ken or, in the event of Ken's death or incapacity, by the representative of Ken duly authorized pursuant to Section 4.4. No Option or any rights thereunder shall be transferable other than by will, by the laws of descent and distribution, or for tax withholding purposes pursuant to Section 4.2, or be subject to attachment, execution or other similar process. Any attempt by Ken to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or any right thereunder, except as provided for herein, and any levy or attachment, execution or similar process upon the rights or interest conferred under any Option, shall be null and void.

SECTION 4.5.    KEN'S REPRESENTATIVE.

         Promptly following execution of this Agreement, Ken shall give the Company written notice designating one or more representatives who shall be entitled, following Ken's death or incapacity, to exercise his rights under this Agreement. Ken may, from time to time, revoke or change his designation of representatives, without the consent of any prior representative, by giving the Company notice of revocation or change. The last notice duly given to the Company prior to Ken's death or incapacity shall be controlling. If, at the time of his death or incapacity, Ken has not properly designated a representative or if the designated representative does not survive such event, then the following persons or entity, in the following order, shall be deemed Ken's representative hereunder: (a) Ken's surviving spouse; (b) if there is no surviving spouse, then Ken's children, PER STIRPES; (c) if there are no children, then Ken's estate.

                                    ARTICLE V
                              EXPIRATION OF OPTIONS

SECTION 5.1.    EXPIRATION OF OPTIONS.

         Except as provided otherwise in this Article V, every vested but unexercised Option shall expire and all rights thereunder shall be extinguished upon the expiration of the later of (a) five (5) years after the date on which such Option vested or (b) eighteen (18) months after the date on which the Company makes an initial public offering of shares of the Class A Stock (unless such Option has already expired by the date of such offering); provided that all unexercised Options shall expire and be extinguished no later than the close of business on December 31, 2010.

SECTION 5.2. EXPIRATION UPON DEATH, PERMANENT DISABILITY, DISMISSAL WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON.

         In the event Ken's employment with the Company terminates as a result of his death, Permanent Disability, Dismissal Without Cause or Resignation For Good Reason, then and in that event:

         (a) Every vested but unexercised Option shall remain exercisable for one (1) year from the date of such termination of employment. Upon the expiration of such 1-year period, any such Options that have not then been exercised shall expire and all rights thereunder shall be extinguished.

         (b) On the date of such termination of Ken's employment, such number of unvested Options shall vest and become exercisable as shall equal the number of Options that, but for such termination of employment, would have vested within twenty-four (24) months after the date of such termination assuming the Conditions were satisfied at all times during such 24-month period, multiplied by a fraction the numerator of which shall equal the number of full months that, on the date of such termination, have elapsed since the nearest preceding December 31 on which Options vested under paragraph (a) of Section 3.2, Section 3.3, Section 3.4 or
Section 3.5, as the case may be (or could have vested under such paragraphs if the Conditions had been satisfied on such preceding December 31), and the denominator of which shall be twenty-four (24). (A hypothetical illustration of the calculation of such number of Options is set forth on Schedule 5.2(b) hereto.) All Options which vest pursuant to this paragraph (b) shall remain exercisable for one (1) year from the date of such termination of Ken's employment. Upon the expiration of such 1-year period, any such Options that have not then been exercised shall expire and all rights thereunder shall be extinguished.

         (c) Every Option which neither vested prior to such termination of Ken's employment nor vests pursuant to paragraph (b) of this Section 5.2 shall expire and all rights thereunder shall be extinguished as of the date of such termination of employment.

SECTION 5.3. EXPIRATION UPON VOLUNTARY RESIGNATION, DISMISSAL FOR CAUSE OR COMPETITION.

         In the event that Ken's employment with the Company terminates as a result of his Voluntary Resignation or Dismissal For Cause, or in the event that Ken materially breaches any of the provisions of Section 2.2 or Section 2.3, then and in that event all unvested Options and all vested Options that have not yet been duly exercised shall expire and all rights thereunder shall be extinguished as of the earlier of the date of such termination of employment or the date of such breach of Section 2.2 or Section 2.3. In the event that Ken exercises any Option at a time when he has breached any of the provisions of
Section 2.2 or Section 2.3, such purported exercise shall be null and void, and Ken shall return to the Company immediately upon demand any and all stock certificates representing Option Shares issued to him upon exercise of such Option, in exchange for which the Company shall return to Ken any consideration he paid for such Option Shares.

SECTION 5.4.    CHANGE IN CONTROL.

         Notwithstanding anything to the contrary contained in Article III or this Article V, in the event that there is a Change in Control and, in connection therewith or subsequently, Ken's employment with the Company terminates as a result of his Dismissal Without Cause or Resignation For Good Reason, then and in that event:

         (a) Every vested but unexercised Option shall remain exercisable in accordance with the provisions of Section 5.1 as if Ken's employment had not so terminated.

         (b) Every unvested Option shall vest in accordance with the provisions of Article III except that the requirement that Ken be a Key Senior Executive on December 31, 2005 and the requirement that the Conditions be satisfied on any December 31 shall be deemed eliminated from this Agreement as conditions to vesting, and such unvested Options shall vest in accordance with the provisions of Article III as if Ken's employment as a Key Senior Executive had not so terminated and as if the Conditions were fully satisfied at all times through December 31, 2005; provided, however, that in the event of Ken's death following such termination of employment, Options then unvested shall vest and become exercisable in accordance with the provisions of Section 5.2(b) as if Ken had been employed as a Key Senior Executive on the date of his death.

                                   ARTICLE VI
                     TRANSFERABILITY OF SHARES AT TIME WHEN
             COMPANY IS PRIVATELY HELD AND THERE IS NO PUBLIC MARKET

SECTION 6.1.    GENERAL RESTRICTION ON TRANSFER.

         (a) At any time when the Company is privately held and there is no public market for the Class A Stock, Ken shall not, voluntarily or involuntarily, by operation of law or otherwise, sell, mortgage, pledge, hypothecate, assign as a security, grant or permit to exist or continue a security interest in, or in any way transfer by gift, will, trust or intestate succession any of the Option Shares, except to a Permitted Transferee as provided in Section 13.2(a) or except as specifically provided in this Article
VI. Any attempt by Ken to do any of the aforementioned acts or otherwise to alienate or dispose of any Option Shares, except in accordance with this Agreement, shall be null and void.

         (b) Notwithstanding anything to the contrary contained in this Article VI, Ken shall not have the right to require the Company to purchase any Option Shares hereunder unless and until Ken has owned and been entitled to sell such Option Shares (subject only to limitations set forth in this Agreement as to the maximum aggregate number of such shares saleable in any single calendar year and to pre-conditions to sale set forth in this Agreement as to the market capitalization of the Company) for at least six (6) months prior to such purchase, and the Company shall have the right, in purchasing Option Shares from Ken hereunder, to defer the purchase of any such Option Shares until such time as Ken has so owned and been entitled to sell them for six (6) months.

SECTION 6.2.    SALE TO SATISFY INCOME TAX LIABILITIES.

         Subject to the provisions of Section 6.1(b), but notwithstanding the limitations set forth in any other Section of this Article VI, Ken shall have the right, exercisable upon notice to the Company given no later than twelve
(12) months after the exercise of any Option, to require the Company to purchase a number of Option Shares (and/or, to the extent their sale is not otherwise restricted, Restricted Shares) at the price provided in Section 6.7, such that the proceeds of such purchase shall equal the amount, if any, of Ken's additional income tax liability (federal, state and local) actually occasioned as a result of the exercise of such Option. Such notice shall include a written certification of such amount by Ken's tax accountant. Any shares of Class A Stock sold under this Section 6.2 shall be taken into account when calculating the aggregate number of shares of Class A Stock that Ken shall be entitled to sell in any single calendar year under any other Section of this Article VI, it being the intent of the parties that shares of Class A Stock sold under this
Section 6.2 shall be included in, and shall not be in addition to, such aggregate number of shares permitted to be sold in any single calendar year under any such other Section of this Article VI.

SECTION 6.3.    SALE AFTER DECEMBER 31, 2005.

         Subject to the provisions of Section 6.1(b), during each and any calendar year beginning with the calendar year 2006, Ken shall have the right, exercisable upon notice to the Company given during the first three (3) months of such calendar year, to require the Company to purchase up to five hundred twenty-eight (528) shares of his Class A Stock (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof), including both Option Shares and Restricted Shares, at the price provided in
Section 6.7(a).

SECTION 6.4.    SALE AFTER DEATH OR PERMANENT DISABILITY.

         Subject to the provisions of Section 6.1(b), in the event that Ken's employment with the Company terminates as a result of his death or the Company terminates his employment by reason of his Permanent Disability (whether before or after December 31, 2005), then and in that event, notwithstanding the provisions of Section 6.2 and Section 6.3, the parties shall have the following rights:

         (a) RIGHTS OF KEN TO SELL. Ken or his representative and/or successors in interest shall have the right, exercisable upon notice to the Company given no later than one hundred eighty (180) days after such termination of employment occurs, or during the first three (3) months of any succeeding calendar year, to require the Company to purchase any or all of the Option Shares then owned by Ken or his successors in interest, at the price provided in Section 6.7(a).

         (b) RIGHTS OF COMPANY TO PURCHASE. The Company shall have the right, exercisable upon notice to Ken or his representative and/or successors in interest given during the first three (3) months of the third calendar year after the year in which such termination of employment occurs and/or during the first three (3) months of any succeeding calendar year, to require Ken or his representative and/or successors in interest to sell to the Company any or all of the Option Shares then owned by Ken or any successor in interest, at the price provided in Section 6.7(a).

SECTION 6.5.    SALE AFTER DISMISSAL WITHOUT CAUSE OR RESIGNATION FOR GOOD
                REASON.

         Subject to the provisions of Section 6.1(b), in the event that Ken's employment with the Company terminates as a result of his Dismissal Without Cause or Resignation For Good Reason, then and in that event the parties shall have the following rights:

         (a) RIGHTS OF KEN TO SELL. In addition to his rights under Section 6.3 with respect to sales after December 31, 2005, Ken shall also have the right prior to December 31, 2005, exercisable upon notice to the Company given during the first three (3) months of the calendar year after which such Dismissal Without Cause or Resignation For Good Reason occurs and/or during the first three (3) months of any succeeding calendar year, to require the Company to purchase up to five hundred twenty-eight (528) of his Option Shares (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof), at the price provided in Section 6.7(a).

         (b) RIGHTS OF COMPANY TO PURCHASE. The Company shall have the right, exercisable upon notice to Ken given during the first three (3) months of the third calendar year after the year in which such Dismissal Without Cause or Resignation For Good Reason occurs and/or during the first three (3) months of any succeeding calendar year, to require Ken to sell to the Company any or all of the Option Shares then owned by Ken, at the price provided in Section 6.7(a). The death or Permanent Disability of Ken occurring subsequent to his Dismissal Without Cause or Resignation For Good Reason shall not modify or affect the rights and obligations of the parties as set forth in this Section 6.5.

SECTION 6.6. SALE AFTER VOLUNTARY RESIGNATION, DISMISSAL FOR CAUSE, OR COMPETITION.

         Subject to the provisions of Section 6.1(b), in the event that (a) Ken's employment with the Company terminates as a result of his Voluntary Resignation or Dismissal For Cause or (b) Ken materially breaches any of the provisions of Section 2.2 or Section 2.3 (whether before or after the termination of his employment for any reason) and, if the Company has given him notice to cure, fails to cure such breach on a timely basis, then and in that event, in addition to any rights that Ken has under Section 6.2 and Section 6.3 (but subject to the provisions of Section 4.2(c) of the Employment Agreement), the Company shall have the right, exercisable upon notice to Ken given at any time or times after such event occurs (whether before or after December 31, 2005), to require Ken to sell to the Company any or all of the Option Shares then owned by Ken, at the price provided in Section 6.7(a). The death or Permanent Disability of Ken occurring subsequent to his Voluntary Resignation, Dismissal For Cause or material breach of any of the provisions of Section 2.2 or Section 2.3 shall not modify or affect the rights and obligations of the parties as set forth in this Section 6.6.

SECTION 6.7.    PURCHASE PRICE OF OPTION SHARES.

         (a) PRICE TO BE PAID FOR OPTION SHARES. The purchase price for any Option Shares to be purchased pursuant to this Article VI shall be the Fair Market Value of such Option Shares.

         (b) DETERMINATION OF FAIR MARKET VALUE. Within the sixty (60) days after Ken has given the Company notice of intent to sell Option Shares or the Company has given Ken notice of intent to purchase Option Shares pursuant to this Article VI, the Company and Ken shall negotiate in good faith in an effort to reach mutual agreement as to the Fair Market Value of such Option Shares. If the Company and Ken are unable to reach agreement as to the Fair Market Value of such Option Shares within such 60-day period, the Fair Market Value of such Option Shares shall be determined by an appraisal process as follows. Each of the Company and Ken shall designate, within thirty (30) days after the conclusion of the 60-day negotiation period referred to above, an independent and experienced appraiser familiar with the business in which the Company is then engaged (each individually an "Appraiser" and collectively the "Appraisers"). The Appraisers shall be instructed to complete their respective determinations of the Fair Market Value of such Option Shares and deliver their written reports on such determinations no later than sixty (60) days after both of such Appraisers have been appointed. If the determination of one of the Appraisers does not exceed the determination of the other Appraiser by more than fifteen percent (15%) of the lower of the two determinations, the Fair Market Value of such Option Shares shall be equal to the average of the two determinations. If the higher determination exceeds the lower determination by more than fifteen percent (15%) of the lower determination, then the two Appraisers shall jointly appoint a third, independent and similarly experienced Appraiser within fifteen (15) days after both of such two Appraisers have delivered their reports. Such third Appraiser shall deliver his report on his determination of the Fair Market Value of such Option Shares within sixty (60) days after his appointment, and his determination of Fair Market Value shall be conclusive and binding on the parties for all purposes hereof. The cost of all such appraisals shall be borne one-half by the Company and one-half by Ken.

         (c)  PAYMENT OF PURCHASE PRICE.

         (i) LUMP SUM OR INSTALLMENTS. The purchase price for Option Shares shall be paid by the Company in full at the closing or, at the election of the Company, in equal annual installments, together with interest payable quarterly at the rate of interest announced publicly on the first day of each calendar quarter by a major United States money market bank, selected by the Company, as such bank's base rate, over a number of years to be determined by the Company but in no event exceeding five
(5) years if the purchase is pursuant to Section 6.3 or Section 6.5, or ten (10) years if the purchase is pursuant to Section 6.4 or Section 6.6; provided, however, that the purchase price for any Option Shares purchased by the Company pursuant to Section 6.2 shall be paid in full at the closing.

         (ii) INITIAL INSTALLMENT. In the event the Company elects to pay for Option Shares hereunder on an installment basis, all annual installments shall be equal in principal amount except as follows:

                  (A) The initial installment for any such sale of Option Shares, other than a sale occurring by reason of Ken's death, Dismissal For Cause or breach of any of the provisions of Section 2.2 or Section 2.3, shall be not less than the amount, if any, of Ken's additional income tax liability (federal, state and local) actually occasioned as a result of such sale, provided that such amount shall have been certified to the Company in writing by Ken's tax accountant.

                  (B) The initial installment for the first sale of shares of Class A Stock that Ken makes under this Agreement or the Stockholders' Agreement, other than a sale occurring by reason of Ken's death, Dismissal For Cause or breach of any of the provisions of Section 2.2 or Section 2.3, shall be at least (1) the amount due under clause (A) above plus the amount of one million dollars ($1,000,000) or (2) if less, the total purchase price for such Option Shares.

                  (C) The initial installment for any sale of Option Shares occurring by reason of Ken's death shall be not less than the amount of the estate and succession tax liability (federal and state) occasioned as a result of the inclusion of the Option Shares in Ken's estate (giving effect to any deferral permitted by law or regulation in the payment thereof) together with any and all costs and expenses of administration of Ken's estate as reasonably estimated by Ken's representative, all as certified to the Company in writing by Ken's representative.

         (iii) CASH FLOW LIMITATIONS. Notwithstanding any other provision of this Article VI, in the event that the amount due from the Company in payment for Option Shares purchased hereunder (including both principal and interest) in any one fiscal year of the Company (other than a purchase occurring by reason of Ken's death) exceeds fifty percent (50%) of the Company's Free Cash Flow for the preceding year, then and in that event the Company in its sole discretion may elect to defer payment of any portion of such principal and/or interest to the extent that payment would require the Company to pay more than fifty percent (50%) of its Free Cash Flow for such preceding year, provided that any such deferred amounts shall continue to earn interest as described in Section 6.7
(c)(i) until paid; and provided further that in any event all principal and interest shall be paid in full no later than five (5) years or ten (10) years, as the case may be, after the date of the closing. If, in the same fiscal year, the Company is also required to pay any persons or entities other than Ken for shares of Class A Stock that such persons or entities originally acquired from other stockholders of the Company as of the date hereof or pursuant to options granted by the Company and/or is required to make payment to Ken and/or any other persons under any comparable long-term senior executive compensation plan in effect from time to time, the amounts due to such other persons or entities in such fiscal year shall be aggregated with the amount due with respect to the Option Shares in such fiscal year and, if the aggregate amount due exceeds fifty percent (50%) of the Company's Free Cash Flow for the preceding fiscal year, then and in that event the Company in its sole discretion may elect to defer payment of any portion of such aggregate amount (principal and/or interest) to the extent that it would exceed fifty (50%) of the Company's Free Cash Flow for the preceding year, and payments and deferments shall be effected among Ken and such other persons in proportion to the amounts (both principal and interest) then due and owing to each, subject to any provisions in such plans as to priority of payment.

         (d) CLOSING OF TRANSACTION. The closing of any purchase of Option Shares hereunder shall be held no later than ninety (90) days after the final determination of the Fair Market Value of such Option Shares, at such time and place as the Company may reasonably designate. At the closing, Ken shall deliver or cause to be delivered to the Company the stock certificates representing such Option Shares, duly endorsed for transfer in blank or with duly executed stock powers attached, and with signature guaranteed, in exchange for which the Company shall deliver to Ken the amount of the purchase price then due, together with the Company's promissory note evidencing the Company's obligation to pay the balance, if any, of the purchase price in accordance with the terms of
Section 6.7(c). All payments to Ken hereunder shall be made in cash or by Company check, bank draft or wire transfer.

SECTION 6.8.    ASSIGNMENT AND DELEGATION BY THE COMPANY TO CLASS B
                STOCKHOLDERS.

         The Company shall have the right, exercisable upon notice to Ken, to assign any or all of its rights and/or delegate any or all of its obligations under this Article VI to the holders of the Class B Stock, in proportion to their respective ownership interests or as they may otherwise unanimously agree, provided that the Company shall not be relieved of its obligation to purchase from Ken in accordance herewith any Option Shares duly tendered and not purchased and paid for by such holders of Class B Stock.

SECTION 6.9.    TAG-ALONG RIGHTS -- DRAG-ALONG RIGHTS.

         (a) In the event the Controlling Stockholders of the Company determine to dispose of all or a portion of their shares of Common Stock, with the result that they will no longer control the Company, then and in that event the Company shall give Ken a notice (a "Tag-Along Notice") of such proposed sale (a "Tag-Along Sale") and the material terms of the Tag-Along Sale (the "Material Terms") no later than thirty (30) days prior to the consummation of the Tag-Along Sale. If, within twenty (20) days after a Tag-Along Notice is given to Ken (or within ten (10) days after any notice of a change in the Material Terms is given to Ken), the Company receives from Ken a written request (a "Tag-Along Request") to include in the Tag-Along Sale any of the Option Shares held by him, such Option Shares (in the same proportion as the total number of shares of Common Stock held by the Controlling Stockholders bears to the number of shares being sold by the Controlling Stockholders) shall be included in the Tag-Along Sale on the same terms and conditions and subject to the same obligations as the sale by the Controlling Stockholders, taking into account the proportionate ownership of the Controlling Stockholders and Ken. The Company shall give Ken prompt notice of any change in the Material Terms and, in such event, Ken shall have the opportunity, for a period of ten (10) days after such notice has been given, to submit a Tag-Along Request if Ken did not previously submit a Tag-Along Request or to withdraw or modify a Tag-Along Request previously made.

         (b) Ken's rights hereunder to participate in a Tag-Along Sale shall be contingent on Ken's compliance with each of the provisions hereof, Ken's acceptance of a proportionate delegation of any duties or obligations related to the Tag-Along Sale, including any indemnification obligations, and Ken's execution of such documents in connection with the Tag-Along Sale as may be reasonably requested by the Controlling Stockholders.

         (c) In connection with any proposed sale of shares of Common Stock by the Controlling Stockholders to a non-affiliated person or entity in an arms-length transaction, if Ken has not exercised his rights to sell Option Shares as contemplated under paragraph (a) of this Section 6.9, the Company shall have the right, exercisable upon notice to Ken, to require that Ken sell to the purchaser of the shares of the Controlling Stockholders the same proportion of Option Shares owned by Ken as are being sold by the Controlling Stockholders, on the same terms and conditions and subject to the same obligations including any indemnification obligations, as the sale by the Controlling Stockholders, taking into account the proportionate ownership of the Controlling Stockholders and Ken. Ken agrees that he will cooperate with the Company and the Controlling Stockholders in taking all such actions, including executing all such documentation, as the Company and /or the Controlling Stockholders may reasonably request.

                                   ARTICLE VII
      TRANSFERABILITY OF SHARES AT TIME COMPANY SHARES ARE PUBLICLY TRADED

SECTION 7.1.    GENERAL RESTRICTION ON TRANSFER.

         In the event that shares of the Class A Stock become listed on a national securities exchange or quoted in the National Market List of NASDAQ, then and in that event the provisions of Article VI shall cease to be operative, and Ken shall not, voluntarily or involuntarily, by operation of law or otherwise, sell, mortgage, pledge, hypothecate, assign as a security, grant or permit to exist or continue a security interest in, or in any way transfer by gift, will, trust or intestate succession any of the Option Shares, except to a Permitted Transferee as provided in Section 12.2(a) or except as specifically provided in this Article VII. Any attempt by Ken to do any of the aforementioned acts or otherwise to alienate or dispose of any Option Shares, except in accordance with this Agreement, shall be null and void.

SECTION 7.2.    SALE TO SATISFY INCOME TAX LIABILITIES.

         Notwithstanding the limitations set forth in any other Section of this
Article VII, Ken shall have the right, exercisable upon notice to the Company given no later than twelve (12) months after the exercise of any Option, to sell a number of Option Shares (and/or, to the extent their sale is not otherwise restricted, Restricted Shares) on the public market, such that the proceeds of such sale shall equal the amount, if any, of Ken's additional income tax liability (federal, state and local) actually occasioned as a result of the exercise of such Option. Such notice shall include a written certification of such amount by Ken's tax accountant. Any shares of Class A Stock sold under this
Section 7.2 shall be taken into account when calculating the aggregate number of shares of Class A Stock that Ken shall be entitled to sell in any single calendar year under any other Section of this Article VII, it being the intent of the parties that shares of Class A Stock sold under this Section 7.2 shall be included in, and shall not be in addition to, such aggregate number of shares permitted to be sold in any single calendar year under any such other Section of this Article VII.

SECTION 7.3.    SALE ON OR BEFORE DECEMBER 31, 2005.

         Except as otherwise provided in Section 7.5 and Section 7.6, from January 1, 1998 through December 31, 2005, Ken shall have the right to sell Option Shares on the public market, subject to the following conditions:

         (a) MINIMUM MARKET CAPITALIZATION. Ken may not sell any Option Shares under this Section 7.3 unless the market capitalization of the Company as of the Business Day immediately preceding the date of sale is greater than three hundred forty million dollars ($340,000,000). The market capitalization of the Company shall be determined by multiplying the Fair Market Value of a share of Class A Stock by the total number of shares of the Common Stock then issued and outstanding.

         (b)  MAXIMUM NUMBER OF SHARES.

         (i) The maximum number of shares of Class A Stock (including both Option Shares and Restricted Shares) that Ken may sell in any single calendar year shall be five hundred twenty-eight (528) shares of Class A Stock, (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof); and

         (ii) the maximum number of Restricted Shares that may be included in such shares of Class A Stock sold in any single calendar year shall be the smaller of (A) the number of Restricted Shares whose Fair Market Value as of the Business Day immediately preceding the date of sale does not exceed $500,000 or
(B) fifty-three (53) Restricted Shares (which number equals approximately 1/10 of one percent (0.1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof).

SECTION 7.4.    SALE AFTER DECEMBER 31, 2005.

         Except as otherwise provided in Section 7.5, after December 31, 2005, Ken shall have the right to sell Option Shares on the public market, provided only that the maximum number of shares of Class A Stock (including both Option Shares and Restricted Shares) that Ken may sell in any single calendar year shall be five hundred twenty-eight (528) shares of Class A Stock (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof).

SECTION 7.5.    SALE AFTER DEATH OR PERMANENT DISABILITY.

         (a) Notwithstanding the provisions of Section 7.3, in the event that Ken's employment terminates as a result of his death or the Company terminates his employment by reason of his Permanent Disability, then and in that event (i) the pre-condition to sales on or before December 31, 2005, which is set forth in
Section 7.3(a) with respect to the Company's minimum market capitalization, shall not apply, and Ken and/or his representative and/or his successors in interest shall have the right to sell Option Shares pursuant to Section 7.3 on or before December 31, 2005 irrespective of the market capitalization of the Company; and (ii) the limitation set forth in Section 7.3(b)(ii) shall not apply and, instead, the maximum number of Restricted Shares that may be included in the shares of Class A Stock sold in any calendar year by Ken and/or his representative and/or successors in interest, as a group, shall be two hundred sixty-four (264) Restricted Shares.

         (b) Notwithstanding the provisions of Section 7.3, Section 7.4 and
Section 7.5(a)(ii), in the event that Ken's employment terminates as a result of his death, Ken's representative and/or successors in interest shall have the right to sell in any calendar year up to such number of shares of Class A Stock (including both Option Shares and Restricted Shares) as shall equal the greater of (i) the number of such shares that is permitted to be sold under Section 7.3 or Section 7.4, as applicable, or
(ii) the number of such shares that is necessary in order for the proceeds of such sale to equal the amount of the estate and succession tax liability (federal and state) , including any interest thereon, due in such year as a result of the inclusion of such shares of Class A Stock in Ken's estate (giving effect to any deferral permitted by law or regulation in the payment thereof), together with any and all costs and expenses of administration of Ken's estate for such year as reasonably estimated by Ken's representative, all as certified to the Company in writing by Ken's representative.

SECTION 7.6.    TENDER, MERGER, CONSOLIDATION.

         In the event the Controlling Stockholders of the Company determine to dispose all or a portion of their shares of Common Stock in a tender, merger, consolidation or similar type of transaction, with the result that they no longer control the Company, then and in that event, Ken shall have the right, but not the obligation, to dispose of a proportionate number of shares of his Class A Stock in any such transaction.

SECTION 7.7.    COMPLIANCE WITH SECURITIES LAWS.

         Neither Ken nor his representative will sell or attempt to sell any shares of Class A Stock under this Article VII except in accordance with all applicable federal and state securities laws, all applicable rules and regulations of the Securities and Exchange Commission, and any applicable underwriters' limitations and restrictions.

                                  ARTICLE VIII
          FUTURE CHANGES IN CAPITAL STRUCTURE AND REDEMPTION OF SHARES

SECTION 8.1.    CHANGES IN CAPITAL STRUCTURE.

         If the Company hereafter declares a dividend payable in, or subdivides or combines, shares of the Class A Stock, or if the Company engages in a recapitalization, reorganization, merger, consolidation, split-up, transfer of assets, combination or exchange of shares of Common Stock, or if any other event shall occur which in the judgment of the Board of Directors calls for action by way of adjusting the terms of the unexercised Options hereunder or the number of Option Shares, the Board of Directors shall forthwith take such action as in its judgment shall be necessary or appropriate to preserve Ken's rights with respect to such Options and Option Shares substantially proportionate to his rights existing prior to such event, and to the extent that such action shall include an increase or decrease in the number of Unexercised Shares hereunder, the Option Price shall be adjusted inversely to the change in the number of Unexercised Shares in order that the total amount payable by Ken upon exercise of all the Options granted under this Agreement shall remain unchanged. The decision of the Board of Directors with respect to any matter referred to in this Section 8.1 shall be conclusive and binding upon Ken. Nothing in this Agreement is intended to preserve Ken's equity interest in the Company against dilution resulting from the issuance of securities by the Company in the future.

SECTION 8.2.    REDEMPTION OF CLASS B STOCK.

         If and when any shares of the Class B Stock owned by any member of the Leeds Family are redeemed by the Company in accordance with the terms and provisions of the

Shareholders' Agreement, then, in order to ensure that Ken's percentage interest in the Company will remain the same as his interest would have been but for such redemption (the "Class B Stock Redemption"), the Company shall, promptly following the Class B Stock Redemption, adjust the number of the Unexercised Shares and, if Ken then owns any Option Shares, redeem at a price equal to their par value (currently $.10 per share) a number of such Option Shares such that the adjustment of the number of the Unexercised Shares (the "Option Adjustment") and the redemption of Option Shares (the "Class A Stock Redemption") shall result in (a) the ratio of (i) the sum of the number of Unexercised Shares and the number of Option Shares outstanding immediately after the Option Adjustment and the Class A Stock Redemption to (ii) the total number of shares of Common Stock outstanding immediately after the Class A Stock Redemption being the same as (b) the ratio of (i) the sum of the number of Unexercised Shares and the number of Option Shares outstanding immediately prior to the Class B Stock Redemption to (ii) the total number of shares of Common Stock outstanding immediately prior to the Class B Stock Redemption. In such event, the Option Price shall also be adjusted so that the total amount payable upon exercise of all the Options granted under this Agreement shall remain unchanged.

                                   ARTICLE IX
                       PROCEDURE TO BE FOLLOWED IN CASE OF
               RESIGNATION FOR GOOD REASON OR DISMISSAL FOR CAUSE

SECTION 9.1.    RESIGNATION FOR GOOD REASON.

         In the event Ken terminates his employment with the Company as a Resignation For Good Reason, Ken shall give the Company at least ten (10) Business Days' prior written notice specifying in reasonable detail the specific conduct of the Company that he considers grounds for Resignation For Good Reason and the specific provision of the definition of "Resignation For Good Reason" upon which he relies. Ken's employment with the Company shall terminate as of the tenth Business Day after such notice is given, or such other date as the parties mutually agree. Should the Company dispute the basis for such resignation in a written notice given to Ken on or before his termination date, the parties shall meet and endeavor to resolve the dispute amicably within the twenty (20) Business Days after the Company's notice is given. If they cannot so resolve the dispute within such twenty (20) Business Days after the Company's notice is given, Ken and the Company shall submit the dispute to binding arbitration in accordance with Section 10.1. The decision rendered in such arbitration shall be final and binding on both Ken and the Company for all purposes. If the arbitrators determine that Ken did not have a proper basis on which to terminate his employment as Resignation For Good Reason within the meaning of this Agreement, the termination of Ken's employment shall be treated for all purposes of this Agreement as a Voluntary Resignation. In addition to any other rights which a party may have, the party prevailing in such arbitration proceeding shall be entitled to recover from the losing party any and all of the expenses incurred by the prevailing party in such proceeding, including reasonable attorney's fees.

SECTION 9.2.    DISMISSAL FOR CAUSE.

         In the event the Company terminates Ken's employment as a Dismissal For Cause, the Company shall give Ken at least ten (10) Business Days' prior written notice specifying in reasonable detail the specific conduct of Ken that it considers grounds for Dismissal For Cause and the specific provision of the definition of "Dismissal For Cause" upon which it relies. Ken's employment with the Company shall terminate as of the tenth

Business Day after such notice is given, or such other date as the parties mutually agree. Should Ken dispute the basis for such termination in a written notice given to the Company on or before his termination date, the parties shall meet and endeavor to resolve the dispute amicably within twenty (20) Business Days after Ken's notice is given. If they cannot so resolve the dispute within such twenty (20) Business Days after Ken's notice is given, Ken and the Company shall submit the dispute to binding arbitration in accordance with Section 10.1. The decision rendered in such arbitration shall be final and binding on both Ken and the Company for all purposes. If the arbitrators determine that the Company did not have a proper basis on which to terminate Ken's employment as a Dismissal For Cause within the meaning of this Agreement, the termination of Ken's employment shall be treated for all purposes of this Agreement as a Dismissal Without Cause. In addition to any other rights which a party may have, the party prevailing in such arbitration proceeding shall be entitled to recover from the losing party any and all of the expenses incurred by the prevailing party in such proceeding, including reasonable attorney's fees.

                                    ARTICLE X
                             RESOLUTION OF DISPUTES

SECTION 10.1.    ARBITRATION.

         Except as provided in Section 10.2, all controversies arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the County of Nassau, State of New York, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be before three (3) arbitrators.

SECTION 10.2.    EQUITABLE RELIEF.

         Notwithstanding the provisions of Section 10.1, any proceeding for injunctive relief or specific performance in connection with this Agreement shall be commenced in Supreme Court of the State of New York, County of Nassau, and each of the parties hereby accepts the exclusive jurisdiction of such Court for such purpose; provided, however, that the petitioner may commence such proceeding in such other court as may be necessary, in the petitioner's judgment, in order to more effectively or expeditiously obtain personal jurisdiction over the respondent.


                                   ARTICLE XI
                         REPRESENTATIONS AND WARRANTIES

SECTION 11.1.    REPRESENTATIONS OF THE COMPANY.

         The Company hereby represents and warrants to Ken that (a) it has full legal right, power and authority to enter into this Agreement and to consummate the transactions herein contemplated; (b) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action; (c) this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity; and
(d) neither this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate or infringe any legal restriction, contract or instrument to which the Company is subject or by which it is bound.

SECTION 11.2.    REPRESENTATIONS OF KEN.

         Ken hereby represents and warrants to the Company that (a) he has full legal right, power and authority to enter into this Agreement and to consummate the transactions herein contemplated; (b) this Agreement constitutes the valid and binding obligation of Ken, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity; and (c) neither this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate or infringe any legal restriction, contract or instrument to which Ken is subject or by which he is bound.


                                   ARTICLE XII
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

         "Affiliates" shall mean all entities controlling, controlled by or under common control with the Company.

         "Appraiser" or "Appraisers" shall have the meaning specified in Section 6.7(b).

         "Board of Directors" shall mean the Board of Directors of the Company.

         "Business Day" shall mean any day on which the Company is scheduled to be open for business.

         "Change in Control" shall mean a direct or indirect transfer of fifty percent (50%) or more of the voting control of the Company or the sale of substantially all of the assets of the Company, in one or more transactions, to
(a) one or more persons who are not (i) members of the Leeds Family or (ii) spouses, children or grandchildren of members of the Leeds Family and/or (b) one or more entities which are not controlled by (i) one or more members of the Leeds Family or (ii) one or more of the spouses, children or grandchildren of members of the Leeds Family.

         "Class A Stock" shall mean the Class A Common Stock of the Company.

         "Class A Stock Redemption" shall have the meaning specified in Section 8.2.

         "Class B Stock" shall mean the Class B Common Stock of the Company.

         "Class B Stock Redemption" shall have the meaning specified in Section 8.2.

         "Closing Price" shall mean the last-quoted price at which shares of Class A Stock were traded at the close of business on a national securities exchange or NASDAQ on any day on which shares of the Class A Stock were publicly held.

         "CMP Business" shall mean any publication, product, service or business
(a) which the CMP Group publishes, produces, provides or engages in or (b) which the CMP Group has a bona fide plan or intention to publish, produce, provide or engage in within the succeeding 12-month period, the research and development of which the CMP Group has devoted substantive time and attention to, and which plan or intention Ken has actual knowledge of before he engages in any activity competitive with such CMP Business as contemplated by clause (A) of Section 2.3(a).

         "CMP Group" shall mean the Company or any of its Affiliates.

         "Common Stock" shall mean all the classes of the Common Stock of the Company collectively.

         "Conditions" shall have the meaning specified in Section 3.2.

         "Controlling Stockholders" shall mean the members of the Leeds Family who hold shares of capital stock of the Company collectively representing a majority of the votes that may be cast on any matter on which stockholders of the Company shall be entitled to vote.

         "Direct Competitor" shall mean a business enterprise that produces or operates, or owns directly or indirectly an interest of twenty percent (20%) or more in, one or more Directly Competitive Businesses.

         "Directly Competitive Business" shall mean any competitive publication, product, service or business (a) the target audience of which is substantially the same as the target audience of a CMP Business or (b) forty percent (40%) or more of the annual revenue of which is derived from substantially the same customers as a CMP Business derives twenty percent (20%) or more of its annual revenue.

         "Dismissal For Cause" shall mean the termination of Ken's employment with the Company by the Board of Directors for (i) the willful and continued failure of Ken substantially to perform his duties as an officer and employee of the Company or comply with the written policies of the Company after the Company has delivered to Ken a written demand for substantial performance or compliance that specifies such failure in reasonable detail; (ii) illegal conduct or gross misconduct by Ken, in either case that is willful and results (or is reasonably likely to result) in material damage to the business or reputation of the Company; or (iii) the resignation by Ken from his employment following his act or omission which would constitute grounds for Dismissal For Cause hereunder. No act or failure to act on the part of Ken (other than non-compliance with lawful instructions given to Ken by the Company) shall be considered "willful" unless it is done or omitted to be done by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act that is pursuant to resolution duly adopted by the Board of Directors shall be conclusively presumed to be done or omitted to be done by Ken in good faith and in the best interests of the Company.

         "Dismissal Without Cause" shall mean the termination of Ken's employment by the Company on any grounds other than Dismissal For Cause or as a result of his Permanent Disability.

         "Employment Agreement" shall mean that certain Employment Agreement entered into as of the date hereof by and between the Company and Ken.

         "Fair Market Value" shall mean the fair market value of a share of Class A Stock, which shall be the Closing Price on the trading day immediately preceding the date of determination of fair market value or, if the Company is privately held, the best estimate of the fair market value of a share of Class A Stock as of the last day of the month immediately preceding the month in which notice to buy or sell a share of Class A Stock or exercise an Option is given, as determined with reference to publicly held companies comparable to the Company.

         "Financial Statements" shall mean the combined or consolidated financial statements of the Company and its Affiliates prepared in accordance with generally accepted accounting principles and audited by the Company's independent certified public accountants.

         "Free Cash Flow" of the Company with respect to any fiscal year shall mean the combined or consolidated net income of the Company for such year as reflected in the Financial Statements, adjusted so as (a) to exclude the amount, if any, that, in determining such combined or consolidated net income, represented (i) an expense for depreciation and/or amortization or (ii) a provision or credit for federal, state, local or foreign income taxes; and (b) to include the amount, if any, of cash payments that the Company actually made in such fiscal year (i) for federal, state, local and foreign income taxes owed by the Company (and, if the Company is an S Corporation, in distributions to its stockholders for the payment of federal, state, local and foreign taxes owed by such stockholders with respect to the Company's income), (ii) for capital expenditures, (iii) pursuant to the Company's 1988 Equity Appreciation Plan or (iv) as required under the terms of the Company's then-existing financing arrangements to reduce the principal amount of indebtedness. The Company's determination of Free Cash Flow shall be conclusive and binding for all purposes of this Agreement provided that the Company's certified public accountants render a written opinion that such determination presents fairly, in all material respects, the Free Cash Flow of the Company as herein defined. (A hypothetical illustration of the calculation of Free Cash Flow is set forth on
Schedule XI hereto.)

         "Indirect Competitor" shall mean a business enterprise that does not produce or operate, or own directly or indirectly an interest in, any Directly Competitive Businesses but produces or operates, or owns directly or indirectly an interest of twenty percent (20%) or more in, one or more Indirectly Competitive Businesses.

         "Indirectly Competitive Business" shall mean any competitive or potentially competitive publication, product, service or business which derives from twenty percent (20%) to but not including forty percent (40%) of its annual revenue from substantially the same customers as a CMP Business derives twenty percent (20%) or more of its annual revenue.

         "Key Senior Executive" shall mean a Company employee holding a position of responsibility no lower than that currently titled President of Publishing, or a position with a comparable level of responsibility (but in any case a level of responsibility higher than the position currently titled Senior Vice President/Group Publisher).

         "Leeds Family" shall mean Gerard G. Leeds, Liselotte J. Leeds, Michael
S. Leeds, Richard A. Leeds, Daniel H. Leeds, Greg Jobin-Leeds and Jennifer Leeds-Lukehart.

         "Negative Pledge Agreement" shall mean that certain Negative Pledge Agreement originally dated as of July 15, 1993 by and among Gerard G. Leeds, Lilo J. Leeds and Fleet National Bank (f/k/a/ Shawmut Bank Connecticut, National Association), as most recently amended and confirmed by Gerard G. Leeds, Lilo J. Leeds, Michael S. Leeds and Daniel H. Leeds to Fleet National Bank and The Chase Manhattan Bank on November 14, 1996.

         "Net Sales Revenue" of the Company with respect to any fiscal year shall mean the combined or consolidated net sales of the Company and its Affiliates as reflected in the Financial Statements for such year.

         "Option" shall mean the right of Ken to purchase any Option Share hereunder.

         "Option Adjustment" shall have the meaning specified in Section 8.2.

         "Option Price" shall mean the price at which Ken may purchase an Option Share hereunder.

         "Option Shares" shall mean the shares of Class A Stock issued to Ken pursuant to this Agreement, plus any additional shares of Class A Stock that may be issued from time to time with respect to such Option Shares as a result of any changes in the Company's capital structure as contemplated in Section 8.1, and less any Option Shares that may be canceled or redeemed from time to time as a result of any such changes in the Company's capital structure or of any stock redemptions as contemplated in Section 8.2.

         "Permanent Disability" shall mean a physical or mental impairment, as a result of which Ken shall have been unable, with or without reasonable accommodation, to perform the essential functions of his employment position for a period of at least sixteen (16) weeks during any 12-month period.

         "Permitted Transferee" shall mean a spouse, child or grandchild of Ken, or an entity (e.g., a trust, corporation or partnership) in which Ken has the majority voting interest and of which the beneficiaries are a spouse and/or one or more children or grandchildren of Ken.

         "Pre-Tax Income" of the Company with respect to any fiscal year shall mean the combined or consolidated net income of the Company and its Affiliates as reflected in the Financial Statements for such year plus the sum of all federal, state, local and foreign income taxes that were deducted in determining such combined or consolidated net income.

         "Resignation For Good Reason" shall mean Ken's resignation from his employment with the Company after the Company has, without his consent, (i) materially reduced his package of compensation and benefits, (ii) materially diminished his position, authority, duties or responsibilities, or (iii) required him to report regularly to an office located more than fifty (50) miles from Manhasset, New York. Any reduction in Ken's compensation package made pursuant to the written compensation plan between Ken and the Company dated as of the date hereof shall not be deemed grounds for Resignation For Good Reason.

         "Restricted Shares" shall mean the shares of Class A Stock owned by Ken that are subject to restrictions under the Stockholders' Agreement.

         "Share Purchase Agreement" shall mean that certain Share Purchase Agreement entered into as of the date hereof by and among Gerard G. Leeds, Liselotte J. Leeds and Ken.

         "Shareholders' Agreement" shall mean that certain Shareholders' Agreement entered into as of June 30, 1991 by and among the Company, certain of the Affiliates and the members of the Leeds Family.

         "Stockholders' Agreement" shall mean that certain Stockholders' Agreement entered into as of the date hereof by and among the Company, Gerard G. Leeds, Liselotte J. Leeds and Ken.

         "Unexercised Shares" shall mean the authorized but unissued shares of Class A Stock with respect to which Ken is granted an Option under this Agreement but with respect to which such Option has not yet been exercised.

         "Voluntary Resignation" shall mean Ken's resignation from his employment with the Company on any grounds other than grounds for Resignation For Good Reason or as a result of his Permanent Disability.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

SECTION 13.1.    LEGEND ON CERTIFICATES.

         Upon the execution of this Agreement, each certificate evidencing any of the Option Shares held by Ken shall be endorsed as follows:

         The shares of stock evidenced by this certificate are subject to the restrictions of and are transferable only upon compliance with the provisions of a certain Option Agreement entered into by and between Kenneth D. Cron and the Company. A copy of such Agreement is on file in the office of the Company.

In addition, all such certificates shall bear such other legends as, in the opinion of the Company's counsel, are necessary or appropriate to ensure compliance with all applicable federal and state securities laws.

SECTION 13.2.    PERMITTED TRANSFEREES; REPRESENTATIVE AND SUCCESSORS IN
                 INTEREST.

         (a) PERMITTED TRANSFEREES. Subject to Section 12.4 but notwithstanding any other provision of this Agreement, Ken shall be permitted to sell, give or bequeath all or any portion of the Option Shares or interest therein, or pass such Option Shares or interest by means of intestate succession or otherwise, either outright or in trust, to a Permitted Transferee, provided that such transfer shall be implemented in a manner acceptable to legal counsel for the Company. In case of any such transfer by Ken, each Permitted Transferee shall receive and hold the transferred Option Shares subject to all the terms and conditions of this Agreement, and there shall be no further transfer of such Option Shares except by such Permitted Transferee to another Permitted Transferee in accordance with the terms of this Agreement. Before Ken transfers any Option Shares to a Permitted Transferee, and before any Permitted Transferee transfers any Option Shares to another Permitted Transferee, Ken or the transferring Permitted Transferee, as the case may be, shall give the Company written notice of such intended transfer. Any Permitted Transferee shall, to the extent of the Option Shares transferred, succeed to all the rights and obligations of the transferor under this Agreement and shall become bound by all the terms and conditions hereof; provided that, as a condition precedent to a Permitted Transferee's exercising any rights under this Agreement and to the Company's obligation to change its records to reflect the record ownership of such Option Shares in the name of such Permitted Transferee, the Permitted Transferee shall execute such documents and instruments as may reasonably be required by legal counsel to the Company. Unless otherwise expressly provided in this Agreement, any reference herein to a right or obligation of Ken to sell or receive payment for any shares of Class A Stock shall be deemed to refer equally to any Permitted Transferee, and any limitations herein with respect to the number or category of shares of Class A Stock which Ken shall have a right or obligation to sell in any calendar year shall apply to Ken and all Permitted Transferees as a group.

         (b) REPRESENTATIVE AND SUCCESSORS IN INTEREST. Except as may be otherwise specifically provided in this Agreement, in the event of Ken's death or incapacity his representative and/or successors in interest shall succeed to all his rights and obligations under this Agreement and be bound by all the terms and conditions hereof, and they shall be entitled to exercise such rights, and shall be required to fulfill such obligations, in the same manner and to the same extent that Ken would have been so entitled or required but for his death or incapacity.

SECTION 13.3.    FURTHER ASSURANCES.

         Each of the parties hereto, upon request of another party, shall take all such actions and execute and deliver all such further instruments of sale, assignment, conveyance, transfer and exchange, and all such other documents and agreements, as may be necessary or appropriate to assure, complete and evidence the full and effective sale, assignment, transfer, conveyance and exchange of the Option Shares as herein required and as may otherwise be necessary or appropriate to comply with the terms and conditions of this Agreement. In the event a party shall not take all such actions or execute or deliver all such further instruments, then and in that event each such party hereby appoints the Company such party's agent and attorney-in-fact for the purpose of executing and delivering (a) any and all documents necessary to convey and/or exchange the Option Shares pursuant to the provisions of this Agreement, any conveyance or exchange so made fully divesting the party whose interest is so conveyed of all right, title or equity in or to the Option Shares formerly owned by such party, and (b) any and all other documents, instruments, agreements and other writings necessary to effectuate the terms of this Agreement. The powers of attorney herein granted, being coupled with an interest, are irrevocable and shall not be revoked by the death, dissolution or incapacity of any party hereto or for any other reason. Each party hereto hereby releases any other party who conveys or exchanges the Option Shares formerly owned by such party as provided in this Section 13.3 from any and all claims and liabilities for or resulting from the conveying or exchanging of such Option Shares.

SECTION 13.4.    S CORPORATION.

         It is intended that for federal income tax purposes the Company will continue to qualify as an "S Corporation" as defined in Section 1361 of the Internal Revenue Code or any successor provision of the federal income tax laws. Accordingly, the Company and Ken shall execute and keep in full force and effect the consent described in Section 1362(a)(2) of the Internal Revenue
Code or any successor provision until such time as the Company and the Controlling Stockholders determine not to continue to qualify the Company as an S Corporation. In addition, notwithstanding the provisions of any other Section of this Agreement, no transfer of any shares of Class A Stock shall be made to any person or entity, nor shall Ken by action or inaction cause any circumstances to exist, which would disqualify the Company as an S Corporation.

SECTION 13.5.    CREDIT FACILITIES.

         It is understood and acknowledged that one or more banks or lending institutions of the Company may from time to time require, as a condition to extending or continuing to extend credit to the Company, that persons who are both stockholders and members of management of the Company execute and deliver to such banks or lending institutions certain assurances and agreements such as the Negative Pledge Agreement. For as long as he is a Key Senior Executive, Ken shall, if requested by the Company, promptly take all such actions and execute and deliver all such documents containing such assurances and agreements (other than personal guarantees) as may be reasonably required by such banks or lending institutions, on the same basis and in substantially the same form and manner as other persons who are both stockholders and members of management of the Company.

SECTION 13.6.    ACCELERATED VESTING CHART.

         For convenience of reference, a chart summarizing the accelerated vesting provisions set forth in Article III of this Agreement is set forth on
Schedule 13.6 hereto.

SECTION 13.7.    ENTIRE AGREEMENT; BINDING EFFECT.

         This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and replaces and supersedes any and all prior agreements, written or oral, between the parties relating to the Option Shares (except for the Stockholders' Agreement to the extent its terms are not inconsistent herewith). No promises, agreements or representations with respect to the matters herein contained shall be binding upon any of the parties unless set forth herein. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

SECTION 13.8.    AMENDMENT.

         No provision of this Agreement may be amended or waived except by a writing making reference to this Agreement and signed by the party against whom the enforcement of such amendment or waiver is sought.

SECTION 13.9.    APPLICABLE LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its principles regarding choice or conflicts of law, and in accordance with and consistent with the Company's election to be treated as an S Corporation.

SECTION 13.10     SEVERABILITY.

         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law and the Company's S Corporation election, but if any provisions hereof shall be prohibited by or invalid under any such law or the Company's S Corporation election, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement.

SECTION 13.11.    NO WAIVER.

         No delay or omission by any party in exercising or enforcing any right hereunder shall operate as a waiver of such right, and a waiver on one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

SECTION 13.12.    NOTICES.

         All notices, requests, consents, designations and demands required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered to Ken or to an authorized officer of the Company, whether by messenger, courier or other person, (b) on the second Business Day after the date it is sent by certified or registered mail, return receipt requested, or (c) on the next

Business Day after the date it is sent via telefacsimile (provided it is actually received and is not materially illegible), as follows:

         If to the Company:
                  CMP Media Inc.
                  600 Community Drive
                  Manhasset, New York 11030
                  Attention:  President
                  Fax:  (516) 562-5718

         with a copy to:
                  CMP Media Inc.
                  600 Community Drive
                  Manhasset, New York 11030
                  Attention:  General Counsel
                  Fax:  (516) 562-7123

If to Ken:
                  Kenneth D. Cron
                  c/o Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, NY  10004-1490
                  Attention:  Richard G. Cohen, Esq.
                  Fax:  (212) 858-1500

         with a copy to Ken at his last known address as reflected on the records of the company.

or to such other mail or facsimile address as the recipient party shall have last designated by notice given to the other in accordance herewith.

SECTION 13.13.   ASSIGNMENT.

         Except as expressly provided in this Agreement, no party may assign any rights or delegate any obligations or liabilities hereunder without the prior written consent of the other parties, except that the Company may assign any of its rights and delegate any of its duties to an entity that controls, is controlled by or is under common control with the Company; provided, however, that no such assignment or delegation shall relieve the Company from its obligations or liabilities hereunder.

SECTION 13.14.   SURVIVAL.

         This Agreement shall survive any merger, sale or other disposition of the Company.

SECTION 13.15.   GENDER AND NUMBER.

         Except when otherwise indicated by the context, references herein to one gender shall include the other genders, and references herein to the plural shall include the singular.

SECTION 13.16.   DATES.

         If any date referred to in any provision of this Agreement falls on a day that is not a Business Day, such provision shall be deemed to refer to the next succeeding Business Day.

SECTION 13.17.   HEADINGS.

         The headings herein are for convenience of reference only and shall not be considered in construing this Agreement.

SECTION 13.18.   COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, Ken has executed this Agreement and the Company has caused this Agreement to be executed by an officer thereunto duly authorized on the day and year first above written.

CMP MEDIA INC.


By /s/MICHAEL J. LEEDS
    -----------------------------
       Name: MICHAEL J. LEEDS
       Title: President

                                                     Attest:

                                                     /s/ROBERT D. MARAFIOTI
                                                     --------------------------


                                                     [CORPORATE SEAL]
                                                     [Imprint on original]


/s/KENNETH D. CRON
-------------------------------
 KENNETH D. CRON

                                                                 SCHEDULE 5.2(b)

                          HYPOTHETICAL ILLUSTRATION OF
                         CALCULATION OF OPTIONS VESTING
                              UNDER SECTION 5.2(b)

Assume Ken's employment with the Company terminates on May 10, 2001 and that all shares that could have vested under Section 3.2 and Section 3.3 have vested.

The number of Options that would have vested within 24 months after such termination date (i.e., on or before May 9, 2003) assuming the Conditions were satisfied is 528 Options, pursuant to Section 3.4(a).

The nearest preceding December 31 on which Options vested or could have vested under paragraph (a) of Sections 3.2, 3.3, 3.4 or 3.5 was December 31, 1999, pursuant to Section 3.3(a).


The number of full months that, as of the date of termination, have elapsed since December 31, 1999 is 16 (January 2000 through April 2001).

The numerator of the fraction is therefore 16 and the denominator is 24.

16/24 X 528 = 352 Options.

Therefore, 352 Options would vest and become exercisable on the date of termination.

                                                                     SCHEDULE XI

                          HYPOTHETICAL ILLUSTRATION OF
                          CALCULATION OF FREE CASH FLOW

                                 CMP MEDIA INC.
                         CALCULATION OF FREE CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, XXXX
                             (DOLLARS IN THOUSANDS)



Combined (or Consolidated) net income                               $ 25,000

Depreciation and amortization expense                                  7,500

Federal, foreign, state and local income tax
expense of the Company                                                   650

Cash payments for federal, foreign, state and local
income taxes of the Company                                             (750)

Cash distributions to the S Corporation stockholders
for payment of federal, foreign, state and local income
taxes owed by such stockholders on Company income                    (10,200)

Capital expenditures                                                  (8,500)

Cash payments under the Company's 1988 Equity
Appreciation Plan                                                       (250)

Debt payments to reduce principal                                       (500)
                                                                    --------
Free cash flow                                                      $ 12,950
                                                                    --------


Note:  Illustration assumes Company is an S Corporation.

                                                                SCHEDULE 13.6

                                 CMP Media Inc.
                                Option Agreement
                                Vesting Schedule
                                Kenneth D. Cron



--------------    -----------------    ----------------    -----------------------------------------------------------------
Accelerators      Percentage Vested    Years Applicable                        Description
--------------    -----------------    ----------------    -----------------------------------------------------------------
First Series            0.25%          12/31/97-12/31/04   .25% (132 shares) will vest as of the first December 31 on which
 (section 3.2)                                             the conditions set forth in section 3.2 are satisfied

Second Series           0.50%          12/31/99-12/31/04   .50% (264 shares) will vest as of the first December 31 on which
 (section 3.3)                                             the conditions set forth in section 3.2 are satisfied

                                       12/31/97-12/31/98   Vesting of 50% of the Second Series shares (132 shares) will accelerate as of the first December 31 on which the conditions set forth in sections 3.2 and 3.3(b) are satisfied

Third Series            1.00%          12/31/01-12/31/04   1.00% (528 shares) will vest as of the first December 31 on which
 (section 3.4)                                             the conditions set forth in section 3.2 are satisfied


                                       12/31/97-12/31/00   Vesting of 50% of the Third Series shares (264 shares) will accelerate as of the first December 31 on which the conditions set forth in sections 3.2 and 3.4(b) are satisfied

Fourth Series           1.25%          12/31/03-12/31/04   1.25% (660 shares) will vest as of the first December 31 on which
 (section 3.5)                                             the conditions set forth in section 3.2 are satisfied


                                       12/31/97-12/31/02   Vesting of 40% of the Fourth Series shares (264 shares) will accelerate as of the first December 31 on which the conditions set forth in sections 3.2 and 3.5(b) are satisfied

Fifth Series            0.50%          12/31/97-12/31/04   .50% (264 shares) will vest as of the first December 31 on which
 (section 3.6)                                             the conditions set forth in sections 3.2 and 3.6(a) are satisfied


                        0.50%          12/31/97-12/31/04   .50% (264 shares) will vest as of the first December 31 on which
                        ----                               the conditions set forth in sections 3.2 and 3.6(b) are satisfied

Total                   4.00%



Any shares which do not vest in accordance with the above schedule vest on December 31, 2005 provided that Ken is a Key Senior Executive as defined in the agreement.